Kewaunee Scientific Reports
Results for Fiscal Year and Fourth Quarter

Exchange:    NASDAQ (KEQU)                Contact:    Donald T. Gardner III
                                    704/871-3274

STATESVILLE, N.C. June 26, 2024 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its fourth quarter and its fiscal year ended April 30, 2024.

Fiscal Year 2024 Fourth Quarter Results:

Sales during the fourth quarter of fiscal year 2024 were $56,702,000, an increase of 5% compared to sales of $53,986,000 from the prior year's fourth quarter. Pre-tax earnings for the quarter were $1,347,000 compared to $2,322,000 for the prior year quarter. Net earnings for the quarter were $11,026,000 compared to net earnings of $1,005,000 for the prior year quarter. Diluted earnings per share was $3.71 compared to diluted earnings per share of $0.34 in the prior year quarter. EBITDA1 for the quarter was $2,265,000 compared to $3,307,000 for the prior year quarter.

During the fourth quarter of the fiscal year, two non-recurring transactions were recorded that impacted reported earnings and EBITDA which management believes should be considered when analyzing our financial results. A detailed discussion of these transactions is included in the Corporate segment commentary below.

Excluding the two non-recurring transactions, adjusted pre-tax earnings for the quarter were $5,366,000 compared to $2,322,000 for the prior year quarter, an increase of 131%. Adjusted net earnings for the quarter were $4,592,000 compared to net earnings of $1,005,000 for the prior year quarter. Adjusted diluted earnings per share was $1.55 compared to diluted earnings per share of $0.34 in the prior year quarter. Adjusted EBITDA for the quarter was $6,284,000 compared to $3,307,000 for the prior year quarter. See below for a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

The Company’s order backlog was $155.6 million on April 30, 2024, increasing from $152.3 million on January 31, 2024, and $147.9 million on April 30, 2023.

Domestic Segment - Domestic sales for the quarter were $35,859,000, an increase of 2.1% from sales of $35,123,000 in the prior year quarter. Domestic segment net earnings were $3,410,000 compared to $2,402,000 in the prior year quarter. Domestic segment EBITDA was $5,506,000 compared to $2,991,000 for the prior year quarter. Domestic segment profitability improved versus the prior year's quarter because of the strategic go-to-market decisions made in the
1 EBITDA, Adjusted EBITDA adjusted net earnings, and adjusted net earnings per share are non-GAAP financial measures. See the tables below for a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927
PHONE 704-873-7202 ● FAX 704-873-1275

previous year to stop selling direct, as well as improved manufacturing productivity and cost containment actions. Non-recurring adjustments did not affect Domestic segment performance.

International Segment - International sales for the quarter were $20,843,000, an increase of 10.5% from sales of $18,863,000 in the prior year quarter. International segment net earnings were $1,138,000 compared to $1,106,000 in the prior year quarter. International segment EBITDA was $1,734,000 compared to $1,546,000 for the prior year quarter. Activity across the Company's international markets remains strong, with the Indian market continuing to be very active. Non-recurring adjustments did not affect International segment performance.

Corporate Segment – Corporate segment net earnings were $6,478,000 for the quarter, as compared to a net loss of ($2,503,000) in the prior year quarter. Corporate segment EBITDA loss for the quarter was ($4,975,000) compared to corporate segment EBITDA loss of ($1,230,000) for the prior year quarter. As mentioned above, two transactions were recorded in our financial statements during the fourth quarter of the fiscal year which are non-recurring in nature.

First, the Company successfully annuitized its pension obligation, which had been in a frozen state since 2005. For much of the time since 2005, plan liabilities exceeded plan assets, requiring periodic funding and the recording of an unrealized loss on the Company's Balance Sheet. This loss was then amortized through the Company's Statement of Operations in accordance with pension accounting guidance. By annuitizing the pension obligation, the Company has eliminated all future responsibility for the plan. Terminating the pension resulted in a one-time, non-cash expense and reduction to EBITDA in the quarter of $4,019,000, related to the accumulated accounting losses that were being amortized from the Balance Sheet. Concurrently, upon the settlement of the pension plan, the Company released $3,870,000 in accumulated deferred tax benefits, previously suspended in accumulated other comprehensive income. This amount does not constitute a future tax deduction; instead, it represents a one-time book tax benefit that increased net earnings for the quarter. Going forward, the Company has no future obligation for the pension, as the assets and liabilities were transferred to the annuity provider and will realize a reduction in costs associated with maintaining and managing the pension plan.

The second non-recurring adjustment recorded related to the partial release of the Company's valuation allowance. During fiscal 2020, in accordance with GAAP guidance, the Company determined that its deferred tax assets were not likely to be realized. As a result, a valuation allowance was recorded as a reserve against those assets and income tax expense was recognized. At the end of fiscal 2024, the Company re-evaluated this position, determining that the majority of the deferred tax assets are now more likely than not to be realized. Accordingly, the majority of the valuation allowance has been reversed, resulting in a $6,583,000 tax benefit being recorded during the fourth quarter of the fiscal year. This amount does not constitute a future tax deduction; instead, it represents a one-time book tax benefit that increased net earnings for the quarter.

Excluding these two non-recurring transactions, Corporate segment adjusted EBITDA loss for the quarter was ($956,000) compared to Corporate segment EBITDA loss of ($1,230,000) for the prior year quarter. This adjustment removes the one-time, non-cash expense of $4,019,000 for the deferred accounting losses related to the Company's pension plan which were being amortized from the Company's Balance Sheet. The tax impacts related to the two non-recurring transactions were already excluded as part of the unadjusted EBITDA calculation.

Fiscal Year 2024 Full Year Results:

Sales during fiscal year 2024 were $203,755,000 a decrease of 7.2% compared to sales of $219,494,000 from the prior year. Pre-tax earnings for the fiscal year were $13,119,000 compared to pre-tax earnings of $4,498,000 for the prior year. Net earnings for the fiscal year were $18,753,000, compared to net earnings of $738,000 for the prior year. Diluted earnings per share was $6.38, as compared to earnings per share of $0.25 in the prior fiscal year. EBITDA for the fiscal year was $16,646,000, compared to $7,517,000 for the prior year fiscal year.

As discussed in the Company's fourth quarter results above, two non-recurring transactions were recorded in the fourth quarter that impacted reported earnings and EBITDA which management believes should be considered when analyzing our financial results.

Excluding these two non-recurring transactions, adjusted pre-tax earnings for the fiscal year were $17,138,000 compared to $4,498,000 for the prior year, an increase of 281%. Adjusted net earnings for the fiscal year were $12,319,000 compared to net earnings of $738,000 for the prior year. Adjusted diluted earnings per share was $4.19 compared to diluted earnings per share of $0.25 in the prior fiscal year. Adjusted EBITDA for the fiscal year was $20,665,000 compared to $7,517,000 for the prior fiscal year. See below for a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

Domestic Segment - Domestic sales for the fiscal year were $137,238,000, a decrease of 6.5% from sales of $146,716,000 in the prior year. The decrease in Domestic sales was primarily due to the reduction in non-product revenue related to the Company's decision to stop selling directly to end users. This revenue typically includes freight, installation services, and buyouts. Domestic segment net earnings were $11,808,000 compared to $3,408,000 in the prior fiscal year. Domestic segment EBITDA was $19,146,000 compared to $5,802,000 for the prior year. Domestic segment profitability improved versus the prior year because of the strategic go-to-market decisions made in the previous year to stop selling direct, as well as improved manufacturing productivity and cost containment actions. Non-recurring adjustments did not affect Domestic segment results for fiscal year 2024.

International Segment - International sales for the fiscal year were $66,517,000, a decrease of 8.6% from sales of $72,778,000 in the prior year. The decrease in sales was driven principally by a single large project delivered during the previous year in Africa that did not repeat. International segment net earnings were $3,055,000 compared to $4,511,000 in the prior fiscal year. International segment EBITDA was $5,715,000 compared to $6,650,000 for the prior year. The decrease in International segment profitability year over year was driven by lower sales as well as lower interest income on fixed deposits. Non-recurring adjustments did not affect International segment results for fiscal year 2024.

Corporate Segment - Corporate segment net earnings was $3,890,000 for the fiscal year, as compared to net loss of ($7,181,000) in the prior fiscal year. This includes the impact of the reversal of the valuation allowance resulting in $10,453,000 in net earnings being recorded during the quarter. Corporate segment EBITDA loss for the fiscal year was ($8,215,000) as compared to Corporate segment EBITDA loss of ($4,935,000) for the prior year.

Excluding the two non-recurring transactions discussed as part of the results of our fourth quarter Corporate segment results, Corporate segment adjusted EBITDA loss for the fiscal year was ($4,196,000) compared to Corporate segment EBITDA loss of ($4,935,000) for the prior year.

Total cash on hand on April 30, 2024 was $25,938,000, as compared to $13,815,000 on April 30, 2023. The increase in cash was primarily from improved operating performance. Working capital was $56,037,000, as compared to $47,867,000 on April 30, 2023.

The Company had short-term debt of $3,099,000 as of April 30, 2024, as compared to $3,587,000 on April 30, 2023. Long-term debt was $28,479,000 on April 30, 2024, as compared to $29,007,000 on April 30, 2023. The building lease from the Company's December 2021 sale-leaseback transaction accounts for $28,133,000 of the long-term debt on April 30, 2024 and $28,774,000 of the long-term debt on April 30, 2023. Long-term debt, net of the sale-leaseback transaction, was $346,000 on April 30, 2024 as compared to $233,000 on April 30, 2023. The Company’s debt-to-equity ratio on April 30, 2024 was 0.70-to-1, as compared to 1.08-to-1 on

April 30, 2023. The Company's debt-to-equity ratio, net of the sale-leaseback transaction, on April 30, 2024 was 0.20-to-1, as compared to 0.34-to-1 on April 30, 2023.

"Fiscal year 2024 was a tremendous year for Kewaunee," said Thomas D. Hull III, Kewaunee's President and Chief Executive Officer. "The Company delivered strong financial results as we continue to realize the benefits of our strategic decisions made in recent years. These results have been recognized by the market, resulting in a significant increase in the Company's market capitalization during the year. This is a testament to the hard work and dedication of Kewaunee's global team who are focused on relentlessly delivering on our commitments to our customers."

"We ended the fiscal year with an order backlog of $155.6 million, increasing from the prior year end. This positions us well for fiscal year 2025 as we continue to see bidding and quoting maintain solid levels. The strength of our order backlog indicates the stability of the markets we serve and our dealer and distribution partners' continued investment in serving our customers."

"We remain focused on Kewaunee's mission, which the Company has proudly pursued since its founding in 1906, which is to encourage new discovery worldwide."

EBITDA and Segment EBITDA Reconciliation

Quarter Ended April 30, 2023	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$2,402	$1,106	$(2,503)	$1,005
Add/(Less):
Interest Expense	—	97	447	544
Interest Income	—	(194)	(1)	(195)
Income Taxes	—	449	779	1,228
Depreciation and Amortization	589	88	48	725
EBITDA	$2,991	$1,546	$(1,230)	$3,307

Quarter Ended April 30, 2024	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$3,410	$1,138	$6,478	$11,026
Add/(Less):
Interest Expense	550	23	13	586
Interest Income	—	(211)	(124)	(335)
Income Taxes	875	678	(11,385)	(9,832)
Depreciation and Amortization	671	106	43	820
EBITDA	$5,506	$1,734	$(4,975)	$2,265
Pension Termination Costs	—	—	4,019	4,019
Adjusted EBITDA	$5,506	$1,734	$(956)	$6,284

Fiscal Year to Date April 30, 2023	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$3,408	$4,511	$(7,181)	$738
Add/(Less):
Interest Expense	—	210	1,524	1,734
Interest Income	—	(603)	(358)	(961)
Income Taxes	—	2,250	889	3,139
Depreciation and Amortization	2,394	282	191	2,867
EBITDA	$5,802	$6,650	$(4,935)	$7,517

Fiscal Year to Date April 30, 2024	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$11,808	$3,055	$3,890	$18,753
Add/(Less):
Interest Expense	1,574	166	59	1,799
Interest Income	—	(849)	(244)	(1,093)
Income Taxes	3,240	2,935	(12,113)	(5,938)
Depreciation and Amortization	2,524	408	193	3,125
EBITDA	$19,146	$5,715	$(8,215)	$16,646
Pension Termination Costs	—	—	4,019	4,019
Adjusted EBITDA	$19,146	$5,715	$(4,196)	$20,665

Adjusted Consolidated Statement of Operations Reconciliation

	Three Months Ended April 30,
	As Reported 2024	Pension Settlement	Valuation Allowance Release	Adjusted 2024	2023
Net sales	$56,702	$—	$—	$56,702	$53,986
Cost of products sold	42,062	—	—	42,062	43,625
Gross profit	14,640	—	—	14,640	10,361
Operating expenses	9,082	—	—	9,082	7,660
Operating profit	5,558	—	—	5,558	2,701
Pension expense	(4,055)	(4,019) [1]	—	(36)	(18)
Other income, net	430	—	—	430	183
Interest expense	(586)	—	—	(586)	(544)
Profit (loss) before income taxes	1,347	(4,019)	—	5,366	2,322
Income tax (benefit) expense	(9,832)	(3,870) [2]	(6,583) [3]	621	1,228
Net earnings (loss)	11,179	(149)	6,583	4,745	1,094
Less: Net earnings attributable to the non-controlling interest	153	—	—	153	89
Net earnings (loss) attributable to Kewaunee Scientific Corporation	$11,026	$(149)	$6,583	$4,592	$1,005

Net earnings (loss) per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$3.86	$(0.05)	$2.30	$1.61	$0.36
Diluted	$3.71	$(0.05)	$2.22	$1.55	$0.34

	Twelve Months Ended April 30,
	As Reported 2024	Pension Settlement	Valuation Allowance Release	Adjusted 2024	2023
Net sales	$203,755	$—	$—	$203,755	$219,494
Cost of products sold	151,704	—	—	151,704	183,906
Gross profit	52,051	—	—	52,051	35,588
Operating expenses	33,770	—	—	33,770	30,224
Operating profit	18,281	—	—	18,281	5,364
Pension expense	(4,177)	(4,019)[1]	—	(158)	(71)
Other income, net	814	—	—	814	939
Interest expense	(1,799)	—	—	(1,799)	(1,734)
Profit (loss) before income taxes	13,119	(4,019)	—	17,138	4,498
Income tax (benefit) expense	(5,938)	(3,870)[2]	(6,583)[3]	4,515	3,139
Net earnings (loss)	19,057	(149)	6,583	12,623	1,359
Less: Net earnings attributable to the non-controlling interest	304	—	—	304	621
Net earnings (loss) attributable to Kewaunee Scientific Corporation	$18,753	$(149)	$6,583	$12,319	$738

Net earnings (loss) per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$6.51	$(0.05)	$2.29	$4.28	$0.26
Diluted	$6.38	$(0.05)	$2.24	$4.19	$0.25
1 Accumulated accounting losses related to the settlement of the Company's pension plan
2 Release of accumulated tax benefit from the settlement of the Company's pension plan
3 Partial reversal of valuation allowance

About Non-GAAP Measures

The Company includes non-GAAP financial measures such as adjusted net earnings and adjusted net earnings per share, in the information provided with this press release as supplemental information relating to its operating results. Adjusted net earnings represents GAAP net earnings adjusted for net pension settlement expenses and the impact of a valuation allowance release. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. Adjusted EBITDA and Adjusted Segment EBITDA are calculated as EBITDA or Segment EBITDA less the impact of the one-time costs incurred for the pension termination enacted during FY24, as discussed in more detail above. We believe EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization or the costs incurred related to our one-time pension termination transaction executed during fiscal year 2024, which can vary significantly between companies depending upon many factors. EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA can vary among companies. The amounts included in the EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA calculations, however, are derived from amounts included in the historical consolidated statements of operations. EBITDA, Segment EBITDA, Adjusted EBITDA, and Adjusted Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel and wood casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin work surfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local, Asian, and African markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; risks associated with our ability to identify and complete strategic acquisitions or to successfully integrate any businesses that we may acquire; acts of terrorism, war, governmental action, and natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the most recent fiscal year ended April 30, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Condensed Consolidated Statements of Operations
($ and shares in thousands, except per share amounts)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
Net sales	$56,702	$53,986	$203,755	$219,494
Cost of products sold	42,062	43,625	151,704	183,906
Gross profit	14,640	10,361	52,051	35,588
Operating expenses	9,082	7,660	33,770	30,224
Operating profit	5,558	2,701	18,281	5,364
Pension expense	(4,055)	(18)	(4,177)	(71)
Other income, net	430	183	814	939
Interest expense	(586)	(544)	(1,799)	(1,734)
Profit before income taxes	1,347	2,322	13,119	4,498
Income tax (benefit) expense	(9,832)	1,228	(5,938)	3,139
Net earnings	11,179	1,094	19,057	1,359
Less: Net earnings attributable to the non-controlling interest	153	89	304	621
Net earnings attributable to Kewaunee Scientific Corporation	$11,026	$1,005	$18,753	$738

Net earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$3.86	$0.36	$6.51	$0.26
Diluted	$3.71	$0.34	$6.38	$0.25
Weighted average number of common shares outstanding
Basic	2,858	2,830	2,879	2,824
Diluted	2,972	2,928	2,938	2,902

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
($ in thousands)

	April 30, 2024	April 30, 2023
Assets
Cash and cash equivalents	$23,267	$8,078
Restricted cash	2,671	5,737
Receivables, less allowances	45,064	46,081
Inventories	20,679	21,889
Prepaid expenses and other current assets	5,136	6,135
Total Current Assets	96,817	87,920
Net Property, Plant and Equipment	17,649	16,402
Right of use assets	7,454	9,170
Deferred income taxes	7,401	—
Other assets	5,445	5,406
Total Assets	$134,766	$118,898

Liabilities and Stockholders' Equity
Short-term borrowings	$3,099	$3,587
Current portion of lease obligations	2,234	2,052
Current portion of financing liability	713	642
Accounts payable	23,262	23,599
Other Current Liabilities	11,472	10,173
Total Current Liabilities	40,780	40,053
Long-term portion of lease obligations	5,669	7,284
Long-term portion of financing liability	27,420	28,132
Other non-current liabilities	4,688	4,944
Total Liabilities	78,557	80,413
Commitments and Contingencies
Kewaunee Scientific Corporation Equity	54,760	37,409
Non-controlling interest	1,449	1,076
Total Stockholders' Equity	56,209	38,485
Total Liabilities and Stockholders' Equity	$134,766	$118,898